Exhibit 10.19

Marten Transport, Ltd.

2006 Non-employee Director Compensation Summary

The Board of Directors of Marten Transport, Ltd. approved the following fee schedule for non-employee directors for fiscal year 2006:

Annual Board Retainer	$15,000
Audit Committee chair / lead director	20,000
Compensation Committee chair	5,000
Nominating/Corporate Governance Committee chair	2,500

The company generally pays non-employee directors a fee of $500 for each Board or committee meeting attended, and reimburses them for out-of-pocket expenses of attending meetings.